Exhibit 99.1

11/1/2005

8:33:38 AM

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Reports Record Fourth Quarter EPS of $3.61, up 98%

Company Issues Outlook for Diluted EPS of $10.50 for Fiscal Year 2006

ATLANTA, November 2, 2005 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended September 30, 2005, reporting a record for quarterly earnings per share.  Highlights of both the quarter and fiscal year ended September 30, 2005, compared to the same periods of the prior year, are as follows:

Quarter Ended September 30, 2005

•	Net income of $164.4 million, or $3.61 per diluted share (up 105.3% and 98.4%, respectively)
•	Home closings: 6,339 (up 24.3%)
•	Total revenues: $1.8 billion (up 49.8%)
•	Gross margin from home construction: 23.9% (up 350 basis points)
•	Operating income margin: 14.1% (up 350 basis points)
•	New orders: 4,937 homes (up 15.5%), sales value $1.4 billion (up 25.1%)

Year Ended September 30, 2005

•	Reported net income of $262.5 million, or $5.87 per diluted share, including the non-cash goodwill impairment charge of $130.2 million incurred in Q2 2005.
•	Adjusted net income of $392.8 million, or $8.72 per diluted share, excluding the Q2 2005 non-cash goodwill impairment charge (up 66.6% and 56.0%, respectively).
•	Home closings: 18,146 (up 10.3%)
•	Total revenues: $5.0 billion (up 27.9%)
•	Gross margin from home construction: 22.6% (up 290 basis points)
•	Operating income margin: 9.7%
•	Adjusted operating income margin, excluding the Q2 2005 non-cash goodwill impairment charge: 12.4% (up 270 basis points)
•	New orders: 18,923 (up 8.2%)
•	Backlog at 9/30/05: 9,233 homes (up 9.2%), sales value $2.72 billion (up 21.7%)

Record September Quarter

 “We are pleased to report that Beazer Homes finished the year with extremely strong results, once again surpassing numerous milestones,” said President and Chief Executive Officer, Ian J. McCarthy.  “We generated annual revenues of $5 billion on home closings of 18,146, up 28% and 10% from fiscal 2004, respectively, and both representing all-time company records.  For the September quarter, net earnings more than doubled to $164.4 million and revenues increased nearly 50% to $1.8 billion.  We believe these results, coupled with strong new order growth of 16%, reflect successful execution of our profitable growth initiatives. Furthermore, Beazer Homes believes its ongoing commitment to achieving increasingly profitable growth by leveraging its size, scale and geographic reach through its national brand will position the company well to take full advantage of the favorable long-term environment for the industry.”

“Beazer Homes’ backlog now stands at a fourth quarter record level of 9,233 homes with a sales value of $2.72 billion, up 9% and 22%, respectively, from the backlog homes and sales value a year ago. We believe this sizeable year-end backlog provides the basis for continued strong financial performance in fiscal 2006” added McCarthy.

Closings of 6,339 homes represents a quarterly record and resulted from year-over-year increases in all regions except the Midwest, where increased closings in Ohio and Kentucky were offset by a decline in Indiana.

The growth in new home orders for the quarter resulted from increases in all regions except the West.  In the West, community opening delays in Nevada and California resulted in fewer available sales opportunities during the period than previously expected.

Strong Financial Performance in September Quarter

“We achieved record earnings and greatly improved margins this quarter as our on-going focus on profitable growth and heightened attention to backlog conversion yielded significant returns,” said James O’Leary, Executive Vice President and Chief Financial Officer. “Substantially increased margins for the quarter resulted from our continued execution of specific strategic initiatives focused on maximizing profitability and organic growth.”

During the fourth quarter of fiscal 2005, the company realized increases over the prior year in its home construction gross margin, total gross margin and operating income margin of 350 basis points, 340 basis points, and 350 basis points, respectively, as the company continued to realize benefits from the execution of its profitable growth strategy.  Margins were also favorably impacted by continued strong pricing in most major markets.  In the prior year fourth fiscal quarter, the company incurred warranty costs associated with Trinity Homes, LLC and increased marketing costs associated with the company’s branding initiative, totaling in the aggregate $18.5 million, and having an impact of approximately 150 basis points on operating margin. Also, during the fourth quarter of fiscal 2005, the company benefited from a favorable tax adjustment which reduced tax expense by approximately $4.0 million or $0.09 per diluted share.

Fiscal 2006 EPS Outlook

“Our strong level of backlog, coupled with our current expectations for further competitive advantages for large public builders such as Beazer Homes provide us confidence in our future growth opportunities,” said McCarthy.  “In addition, we expect continued execution of our profitable growth strategy to capitalize on our broad geographic profile through focused product expansion, leveraging our national brand and achieving optimal efficiencies, will result in continued growth and meaningfully enhanced shareholder value.  As such, our initial outlook for fiscal 2006 diluted earnings per share is $10.50 per share, representing growth of 20% over adjusted earnings per share of $8.72 in fiscal 2005.  In addition, we are presently evaluating our capital allocation strategies, including our existing Share repurchase authorization of approximately 2.0 million shares, within the current environment in order to optimize the utilization of our capital resources.  Any impact this evaluation would have on our outlook will be addressed prospectively.”

Conference Call

The company will hold a conference call today, November 2, 2005, at 1:00 PM ET to discuss the results and take questions.  You may listen to the conference call and view the company’s slide presentation over the internet by going to the “Investor Relations” section of the company’s website at www.beazer.com.  To access the conference call by telephone, listeners should dial 800-369-1904.  To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-846-6092 (available until 5:00 PM ET on November 9, 2005), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Use of Non-GAAP Financial Information

In addition to the results in this press release reported in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has provided information regarding adjusted operating income margin, net income and earnings per share which excludes the effects of the non-cash goodwill impairment charge recorded during the second quarter of fiscal 2005.  Management believes that these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of a non-cash adjustment related to a previous acquisition.

Below is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP:

Twelve Months Ended September 30, 2005

(in thousands, except per share data)

Reported operating income	$486,918
Total revenues	$4,995,353
Reported operating income margin	9.7%

Adjusted operating income margin
Reported operating income	$486,918
Goodwill impairment loss	130,235
Operating income, excluding goodwill impairment loss	$617,153
Operating income margin, excluding goodwill impairment loss	12.4%

Reported net income	$262,524
Reported net income per common share	$5.87

Adjusted Net Income and Earnings Per Share:
Reported net income	$262,524
Goodwill impairment loss	130,235
Net income, excluding goodwill impairment loss	$392,759

After-tax interest add-back to pro-forma net income for ‘if converted’ treatment of convertible notes in calculation of diluted net income per common share	$5,325

Diluted net income per common share, excluding goodwill impairment loss	$8.72

Diluted weighted average shares outstanding	45,634

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the company’s improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets will not achieve desired results, and other factors described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and Form S-4 filed with the Securities and Exchange Commission on August 3, 2005.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`

-Tables Follow-

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended		Year Ended
	September 30,		September 30,
	2005	2004	2005	2004
INCOME STATEMENT
Revenues	$1,814,051	$1,211,141	$4,995,353	$3,907,109
Costs and expenses:
Home construction and land sales	1,367,189	953,898	3,823,300	3,099,732
Selling, general and administrative expense	191,345	129,042	554,900	429,442
Goodwill impairment charge	—	—	130,235	—
Operating income	255,517	128,201	486,918	377,935
Equity in income (loss) of unconsolidated joint ventures	1,871	(187)	5,021	1,561
Other income	2,408	3,276	7,395	7,079

Income before income taxes	259,796	131,290	499,334	386,575
Income taxes	95,372	51,203	236,810	150,764
Net income	$164,424	$80,087	$262,524	$235,811

Net income per common share:
Basic	$4.04	$2.02	$6.49	$5.91
Diluted	$3.61	$1.82	$5.87	$5.59

Weighted average shares outstanding, in thousands:
Basic	40,669	39,723	40,468	39,879
Diluted	45,935	44,746	45,634	42,485

Interest incurred	$25,409	$21,163	$89,678	$76,035
Interest amortized to cost of sales	$27,508	$20,016	$82,388	$66,199
EPS interest add back - Convertible Debt	$1,332	$1,315	$5,325	$1,616
Depreciation and amortization	$5,863	$3,655	$21,174	$15,755

SELECTED BALANCE SHEET DATA	September 30,
	2005	2004
Cash	$297,098	$320,880
Inventory	2,901,165	2,344,095
Total assets	3,770,516	3,163,030
Total debt	1,321,936	1,150,972
Shareholders’ equity	1,504,688	1,232,121

OPERATING DATA

	Quarter Ended		Year Ended
	September 30,		September 30,
SELECTED OPERATING DATA	2005	2004	2005	2004
Closings:
Southeast region	2,440	1,782	6,366	5,576
West region	1,906	1,700	6,230	5,880
Central region	561	356	1,427	1,020
Mid-Atlantic region	695	489	1,870	1,583
Midwest region	737	771	2,253	2,392
Total closings	6,339	5,098	18,146	16,451
New orders, net of cancellations:
Southeast region	2,044	1,548	6,811	5,884
West region	1,344	1,571	6,207	6,733
Central region	454	220	1,513	1,053
Mid-Atlantic region	434	367	2,016	1,513
Midwest region	661	570	2,376	2,298
Total new orders	4,937	4,276	18,923	17,481
Backlog units at end of period:
Southeast region	3,074	2,629
West region	3,117	3,140
Central region	515	429
Mid-Atlantic region	1,193	1,047
Midwest region	1,334	1,211
Total backlog units	9,233	8,456
Dollar value of backlog at end of period	$2,721,744	$2,235,917
Active subdivisions:
Southeast region	160	177
West region	106	90
Central region	51	43
Mid-Atlantic region	65	57
Midwest region	136	129
Total active subdivisions	518	496

	Quarter Ended		Year Ended
	September 30,		September 30,
SUPPLEMENTAL FINANCIAL DATA:	2005	2004	2005	2004

Revenues
Home sales	$1,796,491	$1,187,246	$4,922,793	$3,824,142
Land and lot sales	4,760	12,566	34,527	44,702
Mortgage origination revenue	18,438	15,169	54,310	51,140
Intercompany elimination - mortgage	(5,638)	(3,840)	(16,277)	(12,875)
Total revenues	$1,814,051	$1,211,141	$4,995,353	$3,907,109
Cost of home construction and land sales
Home sales	$1,367,356	$944,774	$3,810,123	$3,069,976
Land and lot sales	5,471	12,964	29,454	42,631
Intercompany elimination - mortgage	(5,638)	(3,840)	(16,277)	(12,875)
Total costs of home construction and land sales	$1,367,189	$953,898	$3,823,300	$3,099,732
Selling, general and administrative
Homebuilding operations	$178,653	$120,091	$516,217	$397,601
Mortgage origination operations	12,692	8,951	38,683	31,841
Total selling, general and administrative	$191,345	$129,042	$554,900	$429,442